Free Writing Prospectus pursuant to Rule 433 dated February 12, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Buffered PLUS Based on the Value of the Worst-Performing of the S&P 500® Index and the Nasdaq-100 Index® due February 19, 2032

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated February 12, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Buffered PLUS Payoff Diagram*

KEY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying indexes (each individually, an underlying index):	the S&P 500® Index (current Bloomberg symbol: “SPX Index”) and the Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”)
Pricing date:	expected to price on or about February 13, 2026
Original issue date:	expected to be February 19, 2026
Valuation date:	expected to be February 13, 2032
Stated maturity date:	expected to be February 19, 2032
Payment at maturity (for each $1,000 stated principal amount of your PLUS):
•
if the final index value of each underlying index is greater than its initial index value, $1,000 + the leveraged upside payment;
•
if the final index value of any underlying index is equal to or less than its initial index value, but the final index value of each underlying index is greater than its buffer level, $1,000; or
•
if the final index value of any underlying index is less than its buffer level, (i) the product of $1,000 × the worst-performing index performance factor plus (ii) $250.00

		Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		150.000%	154.400%
		130.000%	132.640%
		120.000%	121.760%
		110.000%	110.880%
Leveraged upside payment:	$1,000 × leverage factor × index percent increase	100.000%	100.000%
Leverage factor (set on the pricing date):	at least 108.80%	90.000%	100.000%
		85.000%	100.000%
Minimum payment at maturity:	$250.00 per PLUS (25.00% of the stated principal amount)	80.000%	100.000%
		75.000%	100.000%
Index percent increase:	with respect to each underlying index, (final index value - initial index value) / initial index value	70.000%	95.000%
		50.000%	75.000%
Initial index value:	with respect to each underlying index, the index closing value of such underlying index on the pricing date	25.000%	50.000%
		0.000%	25.000%
Final index value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date, subject to adjustment as described in the accompanying general terms supplement	*assumes a leverage factor of 108.80%

Buffer level:	with respect to each underlying index, 75.00% of such underlying index’s initial index value
Buffer amount:	25.00%
Index performance factor:	with respect to each underlying index, final index value/initial index value
Worst-performing underlying index:	the underlying index with the lowest index performance factor
Worst-performing index performance factor:	the index performance factor of the worst-performing underlying index
CUSIP / ISIN:	40058XKK9 / US40058XKK99
Estimated value range:	$910 to $970 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.

About Your PLUS

The amount that you will be paid on your PLUS on the stated maturity date is based on the worst-performing of the S&P 500® Index and the Nasdaq-100 Index® as measured from the pricing date to and including the valuation date.

If the final index value of each underlying index is greater than its initial index value, the return on your PLUS will be positive and equal to the product of the leverage factor multiplied by the worst of the index percent increases.

If the final index value of any underlying index is equal to or less than its initial index value but the final index value of each underlying index is greater than or equal to its buffer level, you will receive the principal amount of your PLUS. However, if the final index value of any underlying index is less than its buffer level, you will lose 1% for every 1% decline in the value of the worst-performing underlying index beyond the buffer amount, subject to the minimum payment at maturity.

The PLUS are for investors who seek the potential to earn 108.80% of any positive return of the worst-performing underlying index, are willing to forgo interest payments and are willing to risk losing up to 75.00% of their investment if the final index value of any underlying index is less than its buffer level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated February 12, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 47 dated December 23, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.

RISK FACTORS

An investment in the PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, the accompanying underlier supplement no. 47, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 47, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your PLUS are linked. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your PLUS Do Not Bear Interest
▪
You May Lose a Substantial Portion of Your Investment in the PLUS
▪
The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS
▪
The Amount Payable on Your PLUS Is Not Linked to the Value of the Underlying Indexes at Any Time Other than the Valuation Date
▪
The Payment at Maturity Will Be Based Solely on the Worst-Performing Underlying Index
▪
Because the PLUS Are Linked to the Performance of the Worst-Performing Underlying Index, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If The PLUS Were Linked to Just One Underlying Index
▪
You Are Exposed to the Market Risk of Each Underlying Index
▪
The Market Value of Your PLUS May Be Influenced By Many Unpredictable Factors
▪
Investing in the PLUS Is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price
▪
If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will Be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Nasdaq-100 Index®

▪
As Compared to Other Index Publishers, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Index®, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Index® and on Your Securities
▪
An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.

▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the PLUS

Risks Related to Tax

▪
Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the PLUS
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,744:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
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Your Notes May Not Have an Active Trading Market
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The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 47:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between each underlying index publisher and its issuer, see “The Underliers — S&P 500® Index” and “The Underliers — Nasdaq-100 Index®” on pages S-127 and S-65 of the accompanying underlier supplement no. 47, respectively.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.